EX 99.1

NEWS RELEASE

ANTARES PHARMA ANNOUNCES AMENDMENT TO EXISTING LOAN AND SECURITY AGREEMENT WITH HERCULES CAPITAL

Amendment Increases Loan By Up To $25 Million in Non-Dilutive Debt Financing

EWING, NJ, June 27, 2019 -- Antares Pharma, Inc. (NASDAQ: ATRS) (“Antares” or “the Company”) today announced that it has entered into an amendment to its existing loan and security agreement with Hercules Capital, Inc. (NYSE: HTGC), (“Hercules”), to increase the available debt capital by $25 million for a term loan of up to $50 million. The Company originally borrowed $25 million from Hercules under the existing loan agreement in June 2017.

At the same time Antares also provided notice of the termination of the At-The-Market (“ATM”) equity offering facility which will be effective on July 6, 2019. The Company has not sold any shares under the ATM offering facility since March 31, 2019 and will make no further sales under the ATM offering facility between now and the effective date.

“Today’s announcement of the amendment to the existing agreement with Hercules further enhances our cash position and provides us with additional non-dilutive capital to support current growth in both our proprietary and alliance business as well as to continue to invest in our strategic plan for what we believe will be sustained long-term growth,” stated Fred M. Powell, Executive Vice President, Chief Financial Officer of Antares Pharma.  “We are pleased that Hercules remains a supportive capital partner to Antares Pharma.”

“Hercules is pleased to expand and extend our financing partnership with Antares at this important stage as the Company continues to focus on the development of both its propriety and partnered products,” said R. Bryan Jadot, Senior Managing Director and Group Head - Life Sciences at Hercules.  “This growth investment in Antares provides another example of the breadth of our platform and our ability to finance life sciences companies through their growth stages. We are excited to continue our partnership with the Antares management team.”

The first tranche of $25 million was funded upon execution of the original loan agreement in June 2017.  A new $15 million loan was funded upon execution of the amendment.  Under the terms of the amended agreement, Antares has the option to draw up to an additional $10 million at the Company’s option commencing on January 1, 2020 and continuing through September 15, 2020.  The term of the loan is three years and payments under the loan are interest only for the initial 24-month period, followed by equal monthly payments of principal and interest thereafter until the end of the three-year term. The interest-only period may be extended to 36 months contingent upon Antares achieving a certain milestone. The term loan maturity date may also be extended contingent upon satisfaction of certain loan extension milestones.  The interest rate on the loan is equal to the lesser of the Prime Rate plus 4.5%, and 9.5%.  There are no equity components to the amended agreement.

About Antares Pharma

Antares Pharma, Inc. is a combination drug device company focused on the development and commercialization of self-administered parenteral pharmaceutical products using advanced drug delivery auto injector technology.  The Company has a portfolio of proprietary and partnered commercial products with several product candidates in advanced stages of development, as well as significant strategic alliances with industry leading pharmaceutical companies including Teva Pharmaceutical Industries, Ltd. (Teva), AMAG Pharmaceuticals, Inc. and Pfizer Inc. (Pfizer).  Antares Pharma’s proprietary products include XYOSTED™ (testosterone enanthate) injection, OTREXUP® (methotrexate) injection for subcutaneous use and Sumatriptan Injection USP, which is distributed by Teva.

About Hercules Capital, Inc.

Hercules Capital, Inc. is the leading and largest specialty finance company focused on providing senior secured venture growth loans to high-growth, innovative venture capital-backed companies in a broad variety of technology, life sciences and sustainable and renewable technology industries.  Since inception (December 2003), Hercules has committed more than $8.9 billion to over 460 emerging growth companies and is the lender of choice for entrepreneurs and venture capital firms seeking growth capital financing.

SAFE HARBOR STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995

This press release contains forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.  Forward-looking statements are subject to certain risks and uncertainties that can cause actual results to differ materially from those described.  Factors that may cause such differences include, but are not limited to: the Company’s ability to meet loan extension and interest only payment milestones and the ability to repay the debt obligation; market acceptance, adequate reimbursement coverage and commercial success of XYOSTED™ and future revenue from the same; market acceptance of Teva’s generic epinephrine auto-injector product and future revenue from the same; successful completion of the transaction with Ferring International Center, S.A.; future market acceptance and revenue from Makena® subcutaneous auto injector; Teva’s ability to successfully commercialize VIBEX® Sumatriptan Injection USP and the amount of revenue from the same; continued growth of prescriptions and sales of OTREXUP®;  the timing and results of the Company’s or its partners’ research projects or clinical trials of product candidates in development including projects with Teva and Pfizer and our proprietary programs  for ATRS-1701 and our development program for the use of subcutaneous methotrexate for the treatment of ectopic pregnancy; actions by the FDA or other regulatory agencies with respect to the Company’s products or product candidates of its partners; continued growth in product, development, licensing and royalty revenue; achievement of the 2019 revenue guidance; the Company’s ability to obtain financial and other resources for its research, development, clinical, and commercial activities and other statements regarding matters that are not historical facts, and involve predictions. These statements involve known and unknown risks, uncertainties and other factors that may cause actual results, performance, achievements or prospects to be materially different from any future results, performance, achievements or prospects expressed in or implied by such forward-looking statements. In some cases you can identify forward-looking statements by terminology such as ''may'', ''will'', ''should'', ''would'', ''expect'', ''intend'', ''plan'', ''anticipate'', ''believe'', ''estimate'', ''predict'', ''potential'', ''seem'', ''seek'', ''future'', ''continue'', or ''appear'' or the negative of these terms or similar expressions, although not all forward-looking statements contain these identifying words. Additional information concerning these and other factors that may cause actual results to differ materially from those anticipated in the forward-looking statements is contained in the "Risk Factors" section of the Company's Annual Report on Form 10-K, and in the Company's other periodic reports and filings with the Securities and Exchange Commission.  The Company cautions investors not to place undue reliance on the forward-looking statements contained in this press release. All forward-looking statements are based on information currently available

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to the Company on the date hereof, and the Company undertakes no obligation to revise or update these forward-looking statements to reflect events or circumstances after the date of this press release, except as required by law.

Contact:

Jack Howarth

Vice President, Corporate Affairs

609-359-3016

jhowarth@antarespharma.com

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